Exhibit 10.1

October 31, 2005



Roger W. Blethen
95 Main Street
Dover, Massachusetts  02030


Re:  Separation Agreement
     --------------------

Dear Roger:

     This letter, upon your signature, will constitute the Agreement between you and LTX Corporation ("LTX") on the terms of your separation from employment with LTX (the "Agreement").

     Your employment with LTX will terminate effective October 31, 2005. LTX will continue to pay your current base salary and continue your current benefits through such date. On October 31, 2005, you will receive your earned salary and accrued, unused vacation pay through your termination date. You have received or will receive, by separate cover, information regarding your rights to health insurance continuation and your retirement benefits. To the extent that you have such rights, nothing in this Agreement will impair those rights.

     The Board of Directors understands that the end of your service as Chief Executive Officer does not affect your continued services as a director of LTX or your continued service as non-executive Chairman of the Board.

The terms of the Agreement are as follows:

1. You hereby resign as the Chief Executive Officer of LTX effective October 31, 2005. You agree that during the period commencing on November 1, 2005 and ending on February 1, 2010 (the "Salary Continuation Period"), you shall assist in the transition of your job responsibilities to a new Chief Executive Officer and perform such other consulting duties as may be reasonably requested by the Chief Executive Officer or the Board of Directors (the "transition assistance"). The transition assistance shall not exceed the equivalent of three days per month. LTX will use its reasonable best efforts to request such assistance at times and places compatible with your other post-employment activities, and will reimburse you for reasonably necessary and documented travel, food and lodging expenses incurred in connection with such assistance as determined by the Company. You shall be eligible for option grants to directors during the period that you serve as a director on the same basis as other non-employee outside directors. In the event you are a director on November 1, 2007, you shall be eligible for director's fees on the same basis as other directors, but you shall not be eligible for director's fees for service as a director between November 1, 2005 and November 1, 2007.

2. Although you are not otherwise entitled to it, in consideration of your acceptance of this Agreement and your transition assistance hereunder, LTX will provide to you:

     (a) Twenty-seven (27) months of your current base salary (less applicable payroll tax deductions and withholdings), which will be payable to you as follows: (i) no payments during the 6-month period beginning November 1, 2005 and ending April 30, 2006; (ii) on May 1, 2006 a lump sum payment equal to six
(6) months of your current base salary; (iii) for the nine (9) month period commencing on May 1, 2006 and ending on January 31, 2007, equal monthly payments at your current base rate; and (iv) for the three (3) year period commencing on February 1, 2007 and ending on January 31, 2010, equal monthly payments at one-third (1/3) your current base rate.

     (b) Continued payment of LTX's share of medical and dental insurance coverage (subject to your paying that which current employees contribute) during the Salary Continuation Period.

     (c) Continued coverage under your present individual term life insurance policy with LTX; provided that: (i) you will be responsible for the monthly premium payments for the first six (6) months of the Salary Continuation Period; and (ii) LTX will pay the monthly premiums for the remainder of the Salary Continuation Period.

     (d) Continued coverage under your split dollar life insurance policy # ULNE 000924, for the first six (6) months of the Salary Continuation Period, provided that: (i) you will be responsible for the monthly premium payments during this six (6) month period; and (ii) LTX will pay you $39,000 on May 1, 2006, representing the cost of conversion of your split dollar life insurance policy to an individual plan.

     (e) Continued vesting and exercisability of your outstanding stock options during the Salary Continuation Period and for a period of three (3) months thereafter, unless in the case of any such option it has terminated or expired earlier by its terms; provided that during such extended period for exercise of any such option, the option shall have a per share exercise price that is equal to the greater of (i) the exercise price provided for in the terms of the option, or (ii) the fair market value of LTX stock on October 31, 2005.

     (f) A payment of $100,000 (less applicable payroll tax deductions) on February 1, 2007.

     (g) Transfer of your current car lease into your name, provided that: (i) you will be solely responsible for rendering lease payments to the lessor for the first six (6) months of the Salary Continuation Period; and (ii) LTX will be solely responsible for rendering lease payments to the lessor thereafter.

     (h) On May 1, 2006, payment of an amount equal to (i) the total of the monthly premiums for your individual term life and split dollar life insurance policies for the first six (6) months of the Salary Continuation Period; and
(ii) the total cost of the monthly lease payments for your current car lease through the first six (6) months of the Salary Continuation Period.

3. In the event your service as a director terminates as a result of your retirement as a Director, such cessation of service will be considered the "retirement of a Director who was not an employee of the Company", whichunder the 2001 stock plan would allow you to exercise your options under said stock plan within two years after the date of retirement, unless the option terminated or expired earlier by its terms. Notwithstanding Section 2(e), you will continue to vest and may exercise your outstanding stock options for so long as you serve as a director, unless in the case of any such option it has terminated or expired earlier by its terms; provided that during such period for exercise of any such option, the option shall have a per share exercise price that is equal to the greater of (i) the exercise price provided for in the terms of the option, or (ii) the fair market value of LTX stock on October 31, 2005.

4. As of the effective date of your termination of employment you will have returned to LTX any information that you have about LTX or any of its customer lists, customer business needs or procedures, trade secrets, and product marketing, including but not limited to reports, memoranda, or other copies, extracts or summaries of such items, except as reasonably necessary to enable you to provide the transition assistance or as you would otherwise possess in your continuing capacity as a director of LTX. You will also have returned all other property of LTX, including but not limited to, keys, files, equipment, computer hardware and software, cellular phones and other handheld devices except as approved by the Chief Executive Officer or the Board of Directors in order to enable you to provide the transition assistance or serve as a director of LTX.

5. You agree to cooperate fully with LTX in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of LTX, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by LTX at reasonable times designated by LTX. You agree that you will notify LTX promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against LTX. LTX agrees to reimburse you for reasonably necessary and documented travel, food and lodging expenses for your cooperation.

6. In consideration of the enhanced separation benefits that you will receive, you fully, irrevocably and unconditionally waive and release any and all claims of every kind and nature that exist as of the time you execute this Agreement and that you have or might have against LTX and its predecessors, subsidiaries, and related entities, and their respective officers, directors, shareholders, agents, attorneys, employees, successors, or assigns (each in their individual and corporate capacities), including any claims arising from or related to your employment with LTX and/or the termination of your employment with LTX and/or arising from or related to your status as an officer, director or shareholder of LTX.

     These released claims include, but are not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. ss. 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, ss. 1 et seq., all as amended, all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. ss. 1681 et seq., the Family and Medical Leave Act, 29 U.S.C. ss. 2601 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. ss. 1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, ss.ss. 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, ss. 102 and M.G.L. c.214, ss. 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, ss. 1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, ss. 1B and the Massachusetts Maternity Leave Act, M.G.L. c.149, ss. 105(d), all as amended, all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

     Your release of claims does not, however, include the following:

a.   claims for worker's compensation benefits;

b.   claims for unemployment insurance benefits;
c. claims for already-vested benefits under LTX's benefit plans (including any vested rights under non-qualified deferred compensation plans); or
d.   claims that arise after you accept this Agreement.

     Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission's ("Commission") or state fair employment practices agency's independent right and responsibility to enforce the law. You understand, however, that, while this Agreement does not affect your right to file a charge or participate in an investigation or proceeding conducted by the Commission, you may not be entitled to recover monetary damages in connection with any Commission proceeding concerning matters covered by this Agreement.

     You agree to execute the Release attached to this letter as Attachment A on and not before October 31, 2005, your last day of employment. You understand that your failure to execute Attachment A on October 31, 2005 and/or your execution of Attachment A prior to October 31, 2005 shall render this Agreement null and void, and in that case, you shall not be entitled to receive any of the payments and consideration described in this Agreement.

     LTX agrees to fully, irrevocably and unconditionally waive and release you from any and all claims arising out of acts or omissions by you where such acts or omissions were undertaken or not undertaken in a manner you reasonably believed to be in or not opposed to the best interests of LTX.

7. As a condition of payment to you of the consideration described in this Agreement, you agree to the following:

     You will not, unless required or otherwise permitted by law, disclose to others any information regarding LTX Corporation or any of its customer's practices, procedures, trade secrets, customer lists or product marketing. In order to allow LTX to protect its interests in confidentiality, if served with a subpoena, discovery request or other similar legal instrument that could lead to a court order compelling disclosure of Confidential Information, you shall with three (3) business days of the receipt thereof, notify LTX, unless that would not permit sufficient time in which to allow LTX to assert any interest in prohibiting disclosure of the terms or negotiations concerning this Agreement, in which case you shall give notice to LTX as soon as possible, but in any event, before actual disclosure.

     You will not engage in any unethical or improper conduct which might impair LTX's business, interfere with its customer relationships or disrupt its employee relations. Without limitation of the foregoing, you will not make any false, negative, disparaging or derogatory remarks about LTX or any of its directors, officers, agents or employees or about LTX's business affairs or financial condition to anyone, including but not limited to, media outlets, industry groups, financial institutions, and current or former directors, officers, employees, agents or representatives of LTX.

     These provisions are in addition to any existing legal obligation you owe to LTX with respect to these matters and any prior agreements regarding protection of confidential information and assignment of inventions.

     During the period beginning on the date hereof and concluding at the end of the Salary Continuation Period (the "Non-Competition Period"), you covenant and agree that you shall not, directly or indirectly, engage in, enter into or participate in the design, development, production, manufacturing, sale or distribution of semiconductor test products, or applications or other services in any way related thereto, or in any business or commercial activity anywhere in the world which does or is reasonably likely to compete with or adversely affect the business of LTX as it has been conducted at any time during the one year period prior to the date of this Agreement or as it is now expected to be conducted or as it is in fact conducted during the Non-Competition Period, in each case either as an individual for his own account, or as investor, lender, consultant, independent contractor, partner or a joint venturer, or as an officer, director, independent contractor or holder of any equity interest (except for ownership of less than one percent of any class of securities which are listed for trading on any securities exchange or which are traded in the over-the-counter market and except for ownership of any class of securities of
LTX), or as an employee, agent or salesman for any person, firm, partnership or corporation. Without limitation of the foregoing, you agree that during the Non-Competition Period you will not directly or indirectly work for or provide services as an employee, consultant, advisor or otherwise, for Teradyne, Inc., Credence Systems Corporation, Agilent Inc. (or its semiconductor test business), Advantest Corporation or Yokogawa Inc.

     You will not, whether directly or indirectly, alone or in association with others, during the Non-Competition Period, recruit or otherwise solicit or induce any employee or independent contractor of LTX or any of its subsidiaries to terminate his or her employment, or otherwise cease his or her relationship, with LTX or any of its subsidiaries.

     You will not, whether directly or indirectly, alone or in association with others, during the Non-Competition Period, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by you to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of LTX, which were contacted, solicited or served by LTX at any time during the term of your employment with LTX.

8. In connection with the payments and consideration provided to you pursuant to this Agreement, LTX shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. You acknowledge that you are not relying upon the advice or representation of LTX with respect to the tax treatment of any of the payments set forth in paragraph 2 of this Agreement.

9. LTX confirms that it shall indemnify you in accordance with the By-laws of the Company and you shall continue to be covered by the Company's Directors' and Officers' liability insurance policy as set forth therein.

10. LTX shall reimburse you for your reasonable attorneys' fees in negotiating this agreement up to a maximum of $12,500.

11. This Agreement, including Attachment A, shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement, including Attachment A, is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. In the event of your death during the Salary Continuation Period, (i) your designated beneficiary or beneficiaries shall continue to receive the salary continuation, payments referenced in Section 2 above, and if not yet paid, the payment referenced in
Section 2(f) above; and (ii) your designated beneficiary or beneficiaries' rights under any LTX stock plan shall be determined under and in accordance with the terms of such stock plan. If you do not designate a beneficiary, or if no designated beneficiary survives you, all amounts and benefits due hereunder shall be paid, as and when payable, to your spouse, if she survives you, and otherwise to your estate.

12. No delay or omission by LTX or you in exercising any right under this Agreement or Attachment A shall operate as a waiver of that or any other right. A waiver or consent given by LTX or you on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13. Should any provision of this Agreement or Attachment A be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement and/or Attachment A.

14. To the extent permitted by law, you understand and agree that as a condition for payment to you of the separation benefits herein described, the terms and contents of this Agreement and Attachment A, and the contents of the negotiations and discussions resulting in this Agreement and Attachment A, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by LTX.

15. You understand and agree that this Agreement, including Attachment A, is a severance and separation agreement and does not constitute an admission of liability or wrongdoing on the part of LTX.

16. You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, including Attachment A, and that LTX advised you to consult with an attorney of your own choosing prior to signing this Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after you sign it by notifying Stephen M. Jennings in writing, and this Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amendment by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.

17. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, including Attachment A, and that you fully understand the meaning and intent of this Agreement and Attachment A. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement, including Attachment A, with an attorney. You further state and represent that you have carefully read this Agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

18. This Agreement, including Attachment A, shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

19. This Agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against LTX and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith.

To accept this Agreement, date and sign below where indicated and return the Agreement to me. (An extra copy is enclosed for your records.) If you have any questions regarding the above, please contact me.

LTX Corporation and I wish you every success in the future.

Sincerely,

LTX Corporation


/s/ Stephen M. Jennings
-----------------------
Stephen M. Jennings, Director
Chairman of the Compensation Committee

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, I UNDERSTAND ITS TERMS, I HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY CHOICE BEFORE SIGNING, AND I ACCEPT THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

/s/Roger W. Blethen                                           10/31/2005
-------------------                                         --------------
Roger W. Blethen                                            Date

                             Attachment A - Release
                             ----------------------


In consideration of the enhanced separation benefits described in the Agreement dated October 31, 2005 to which this Attachment A (the "Release") is attached, you fully, irrevocably and unconditionally waive and release any and all claims of every kind and nature that exist as of the time you execute this Agreement and that you have or might have against LTX and its predecessors, subsidiaries, and related entities, and their respective officers, directors, shareholders, agents, attorneys, employees, successors, or assigns (each in their individual and corporate capacities), including any claims arising from or related to your employment with LTX and/or the termination of your employment with LTX and/or arising from or related to your status as an officer, director or shareholder of LTX.

These released claims include, but are not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. ss. 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, ss. 1 et seq., all as amended, all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. ss. 1681 et seq., the Family and Medical Leave Act, 29 U.S.C. ss. 2601 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. ss. 1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, ss.ss. 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, ss. 102 and M.G.L. c.214, ss. 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, ss. 1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, ss. 1B and the Massachusetts Maternity Leave Act, M.G.L. c.149, ss. 105(d), all as amended, all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

Your release of claims does not, however, include the following:
     a.   claims for worker's compensation benefits;
     b.   claims for unemployment insurance benefits;
     c. claims for already-vested benefits under LTX's benefit plans (including any vested rights under non-qualified deferred compensation plans); or
     d.   claims that arise after you accept this Agreement.

Nothing in this Release shall be construed to affect the Equal Employment Opportunity Commission's ("Commission") or state fair employment practices agency's independent right and responsibility to enforce the law. You understand, however, that, while this Release does not affect your right to file a charge or participate in an investigation or proceeding conducted by the Commission, you may not be entitled to recover monetary damages in connection with any Commission proceeding concerning matters covered by this Agreement.

You acknowledge that you have been given twenty-one (21) days to consider both this Release and the Agreement to which the Release is attached and that LTX advised you to consult with an attorney of your own choosing prior to signing the Agreement and the Release. Once you sign this Release, you will have seven days to revoke your acceptance of it, which you may do by submitting to a written statement of revocation to Stephen M. Jennings, Director at LTX Corporation. If the seven-day period passes without your revocation, this Release will become final and binding.


I hereby provide this Release as of the current date and acknowledge that the execution of this Release is in further consideration of the payments and benefits provided and which I have received or will receive under the Agreement to which this Release is attached, to which I acknowledge I would not be entitled to receive if I did not sign this Release.

/s/Roger W. Blethen                                  Date: October 31, 2005
-------------------
Roger W. Blethen